Exhibit 5.1

[Letterhead of Akerman Senterfitt]

December __, 2003

The Geo Group, Inc.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487

Re:	The Geo Group, Inc. Form S-3 Shelf Registration Statement

Ladies and Gentlemen:

     We have acted as counsel to The GEO Group, Inc., a Florida corporation (the “Company”), in connection with the proposed issuance and sale from time to time by the Company, of (i) shares of its common stock, $0.01 par value per share (the “Common Stock”), (ii) shares of its preferred stock, $0.01 par value per share (the “Preferred Stock”) and together with the Common Stock, the “Equity Securities”), (iii) debt securities of the Company (the “Debt Securities”), (iv) warrants to purchase shares of Equity Securities (the “Equity Warrants”), (v) warrants to purchase Debt Securities (the “Debt Warrants”), and (vi) depositary shares of the Company (the “Depositary Shares”), with an aggregate offering price of up to $200,000,000 (the Common Stock, Preferred Stock, Debt Securities, Equity Warrants, Debt Warrants and Depositary Shares are each referred to herein as a “Security,” and are collectively referred to as the “Securities”). The Securities may be issued and sold by the Company pursuant to a registration statement on Form S-3 (“Registration Statement”) filed by the Company with the Securities Exchange Commission (the “Commission”) on December 8, 2003.

     As your counsel in connection with this opinion, we have examined such corporate records, documents, and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings proposed to be taken by the Company relating to the issuance and sale by the Company of the Securities. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations of the Commission thereunder.

     We are of the opinion that upon completion of the procedures set forth in the Registration Statement proposed to be taken by the Company, the Securities with an aggregate offering price of $150,000,000 that may be issued and sold by the Company, in the case of Common Stock and Preferred Stock, will be legally issued, fully paid and nonassessable when issued and sold and, in the case of the Debt Securities, the Equity Warrants, the Debt Warrants and the Depositary Shares, will be binding obligations of the Company when issued and sold.

     We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement referred to above. We also consent to the use of our name in the related prospectus and prospectus supplement under the heading “Legal Matters.”

Very truly yours,

Akerman Senterfitt